FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-05

Subject:  ★PRICING DETAILS★ JPMCC 2016-JP3 X-B **PUBLIC CMBS**

JPMCC COMMERCIAL MORTGAGE SECURITIES TRUST 2016-JP3 COMMERCIAL MORTGAGE PASS- THROUGH CERTIFICATES, SERIES 2016-JP3

SOLE BOOKRUNNER:	J.P. MORGAN SECURITIES LLC
LEAD MANAGER:	J.P. MORGAN SECURITIES LLC
CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES:	MOODY'S/FITCH/KBRA
OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS (MDY/FITCH/KBRA)	NOTIONAL ($MM)	SPREAD	PV	YLD%	$PX**
X-B	A2/AA-/AAA	56.309	J+215	3,918,684	3.7683	6.95925

**100CPY PRICING SPEED

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
ANTICIPATED SETTLEMENT:	ON OR ABOUT SEPTEMBER 30, 2016

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
JENNIFER KORNBLAU	212-834-4154

JPM CMBS BANKING CONTACT
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708
DWAYNE MCNICHOLAS	212-834-9328

JPM CMBS TRADING DESK CONTACT
ANDY TAYLOR	212-834-3111
AVINASH SHARMA	212-834-3111

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

You should not reply to this announcement. Any reply e-mail communications, including those you generate using the “Reply” function on your e-mail software, will be ignored or rejected.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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